CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-201422 and 333-36390) on Form S-8 of Fuel Tech, Inc. of our report dated March 16, 2015, relating to our audits of the consolidated financial statements, and internal control over financial reporting, included in this Annual Report on Form 10-K of Fuel Tech, Inc. for the year ended December 31, 2014.

/s/ McGladrey LLP

Schaumburg, Illinois
March 16, 2015